EXHIBIT 5.1

[LETTERHEAD OF FRIED, FRANK, HARRIS, SHRIVER & JACOBSON]

September 19, 2003

Tellium, Inc.

2 Crescent Place

Oceanport, New Jersey 07757

Ladies and Gentlemen:

We have acted as special counsel for Tellium, Inc., a Delaware corporation (the “Company”), in connection with the Company’s registration, pursuant to a Registration Statement on Form S-4 (the “Registration Statement”), of 200,323,937 shares of the Company’s common stock, par value $0.001 per share (the “Shares”), to be issued to the shareholders of Zhone Technologies, Inc. (“Zhone”) pursuant to an Agreement and Plan of Merger, dated as of July 27, 2003, by and among the Company, Zebra Acquisition Corp., a wholly owned subsidiary of the Company, and Zhone.

This opinion is delivered pursuant to Item 601(b)(5) of Regulation S-K under the Securities Act of 1933. All assumptions and statements of reliance herein have been made without any independent investigation or verification on our part, except to the extent otherwise expressly stated, and we express no opinion with respect to the subject matter or accuracy of such assumptions or items relied upon.

In connection with this opinion, we have (i) investigated such questions of law, (ii) examined originals or certified, conformed or reproduction copies of such agreements, instruments, documents and records of the Company, such certificates of public officials, officers or other representatives of the Company and other persons and such other documents, and (iii) reviewed such information from officers and representatives of the Company and others as we have deemed necessary or appropriate for the purposes of this opinion.

In all such examinations, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of original and certified documents and the conformity to original or certified documents of all copies submitted to us as conformed or reproduction copies. As to various questions of fact relevant to the opinions expressed herein, we have relied upon, and assumed the accuracy of, representations and warranties in the documents and certificates and oral or written statements and other information of or from public officials, officers or other representatives of the Company and others and assume compliance on the part of all parties to the documents with their covenants and agreements contained therein.

Based upon the foregoing and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that the Shares, when issued, delivered and paid for in accordance with the terms and conditions of the Merger Agreement, will be validly issued, fully paid and non-assessable.

The opinion expressed herein is limited to the General Corporation Law of the State of Delaware, the Delaware Constitution and reported judicial decisions interpreting those laws, each as currently in effect. The opinion expressed herein is given as of the date hereof, and we undertake no obligation to supplement this letter if any applicable laws change after the date hereof or if we become aware of any facts that might change the opinion expressed herein or for any other reason.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement relating to the registration of the Shares and to the reference to this firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,

FRIED, FRANK, HARRIS, SHRIVER & JACOBSON

By: /s/    ANDREW P. VARNEY

Andrew P. Varney